CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Specialized Funds of our reports dated March 31, 2022, relating to the financial statements and financial highlights, which appears in Vanguard Dividend Appreciation Index Fund, Vanguard Dividend Growth Fund, Vanguard Energy Fund, Vanguard Health Care Fund, Vanguard Global Capital Cycles Fund and our report dated March 31, 2022 for Vanguard Real Estate Index Fund's Annual Report on Form N- CSR for the year ended January 31, 2022. We also consent to the references to us under the headings "Financial Statements", "Service Providers—Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP Philadelphia, Pennsylvania
May 26, 2022